UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2024

Natera, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37478	01-0894487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13011 McCallen Pass
 Building A Suite 100

Austin, TX 78753

(Address of principal executive offices, including zip code)

(650) 980-9190

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NTRA	Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2024, Natera, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with Matthew Rabinowitz, Ph.D., the Executive Chairman and Co-Founder of the Company, prior to the expiration of Dr. Rabinowitz’s prior employment agreement. The Agreement, which has an effective date of November 1, 2024 (the “Effective Date”), amends and restates the Amended Employment Agreement previously entered into by the parties on June 7, 2007, as amended on May 9, 2021 and April 19, 2023.

Continued Employment

The Agreement provides that Dr. Rabinowitz will continue to serve as the Company’s Executive Chairman on an at-will basis, and will receive an annual base salary equal to 50% of the annual base salary of the Company’s Chief Executive Officer (“CEO”). He is also eligible to receive an annual cash bonus equal to 85% of his base salary based on the achievement of performance goals established and assessed by the Company’s Board of Directors (the “Board”) or its Compensation Committee.

Dr. Rabinowitz will also be entitled to receive annual long-term equity awards during his continued service. Subject to the approval of the Board or the Compensation Committee, Dr. Rabinowitz will receive annual equity award(s) with a dollar value equal to 80% of the dollar value of the annual equity award(s) granted to the CEO for each fiscal year, in either case allocated among time-based and performance-based vesting conditions in the same proportions as the CEO’s equity award(s). The value and number of shares underlying the equity award(s) granted will be calculated in accordance with the Company’s equity grant policies and procedures.

The equity awards will be made pursuant to, and subject to the terms and conditions of, the Company’s 2015 Equity Incentive Plan.

Severance Terms

If Dr. Rabinowitz is subject to an involuntary termination, he will be entitled to:

•	a lump-sum cash payment equal to 12 months’ base salary, except that such lump-sum cash payment will be increased to 18 months’ base salary, plus an annual bonus calculated as if all performance criteria had been satisfied at 100% of the applicable target level, if his involuntary termination is within 12 months following a change in control of the Company (a “CIC Termination”);

•	payment of COBRA premiums for up to 12 months, except that such monthly premiums will continue for up to 18 months in the event of a CIC Termination;

•	accelerated vesting of time-based equity awards equal to the greater of (i) 50% of his then-unvested shares under each time-based equity award and (ii) forward vesting of each time-based equity award as if he had provided an additional 12 months of service to us, except that in the event of a CIC Termination his time-based equity awards will vest in full;

•	accelerated vesting of performance-based equity awards granted after the Effective Date equal to (i) the total number of shares eligible for vesting based on the actual achievement of the performance conditions set forth in the applicable performance-based equity award as determined at the end of the measurement period set forth in such award, multiplied by (ii) the greater of (A) 0.50 and (B) the portion of the measurement period of such performance-based equity award during which Dr. Rabinowitz provided service to us as if he had completed an additional 12 months of continuous service measured from the date of his involuntary termination, except that in the event of a CIC Termination such performance-based equity awards will be accelerated based on the greater of (A) actual achievement at the time of the change in control or (B) 100% achievement;

•	accelerated vesting of performance-based equity awards outstanding as of the Effective Date equal to 100% achievement of such performance-based equity awards, consistent with certain provisions of Dr. Rabinowitz’s prior employment agreement, except that in the event of a CIC Termination such performance-based equity awards will be accelerated based on the greater of (A) actual achievement at the time of the change in control or (B) 100% achievement.

The definitions of involuntary termination, good reason, cause, and change in control are set forth in the Agreement. The Company’s obligations to provide the severance benefits described above are subject to, among other things, Dr. Rabinowitz executing a release agreement in favor of the Company and the release agreement becoming effective.

The foregoing description of the Amended and Restated Employment Agreement is qualified in its entirety by reference to the full text thereof, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its annual report on Form 10-K for the year ending December 31, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natera, Inc.

	By:	/s/ Michael Brophy
Michael Brophy
Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: December 6, 2024